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                          PURCHASE AND SALE AGREEMENT



         This Purchase and Sale Agreement is made and entered into on this the 16th day of May, 1995, between Sonat Exploration Company, a Delaware corporation (Seller), and Comstock Resources, Inc., a Nevada corporation (Buyer).

         1. SALE AND PURCHASE OF THE PROPERTIES. Subject to the terms and conditions herein set forth, Seller agrees to sell, assign, convey and deliver to Buyer and Buyer agrees to purchase and acquire from Seller at the Closing, but effective as of 7:00 a.m. on March 1, 1995 (the Effective Date), all of Seller's right, title and interest in each well and proved undeveloped location set forth on Schedule 1.1 (Wells) and each oil and gas lease set forth on
Schedule 1.2 (Leases) and all other interest, if any, owned by Seller, in, to and under the Wells and Leases and all contracts relating thereto and equipment located on a Lease and used exclusively in connection with the operation of a Well, excluding, however, any and all compressors located on any Lease or used in connection with the operation of any Well (individually, Property; collectively, Properties).

         2. PURCHASE PRICE. The purchase price for the Properties shall be Forty-Nine Million Seven Hundred Fifty Thousand and No/100 Dollars ($49,750,000.00) (Purchase Price), subject to any applicable adjustments as are hereinafter provided.

         3. ADJUSTMENTS TO PURCHASE PRICE; FINAL PURCHASE PRICE. The Purchase Price shall be adjusted as follows and the resulting amount shall be referred to herein as the Final Purchase Price:

                 3.1 INCREASES IN PURCHASE PRICE: The Purchase Price shall be increased by an amount equal to the sum of the following amounts:

                          3.1.1 The amount of costs and expenses, including, without limitation, such capital expenditures as are permitted by Section 6.1.1. below incurred by Seller in the ordinary course of Seller's business and customary overhead charges related to the Properties from the Effective Date to the Closing Date.

                          3.1.2   The amount of all prepaid expenses,
                 including, without limitation, ad valorem, property and similar taxes and assessments based upon or measured by ownership of the Properties and attributable to periods of time after the Effective Date.

                          3.1.3 Any amounts due to Seller from other parties as of the Effective Date with respect to any Imbalance existing at the Effective Date, such amounts to be determined
                 (a) for production Imbalances by multiplying the Imbalance volume by





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                 $1.75 per MCF and then reducing such amount by royalties and severance taxes to be paid on such amount, and (b) for pipeline, transportation or processing Imbalances by multiplying the Imbalance volume by the price actually in effect for make-up gas if made-up prior to Closing or by $1.75 per MMBTU if not made-up, and then reducing such amount by the sum of the total of royalties and severance and similar taxes, if any, actually paid on such amount plus all penalties and other charges on the Imbalance. The term "Imbalance" means any gas or other hydrocarbon production, pipeline, transportation or processing Imbalance existing as of the Effective Date with respect to any of the Properties, together with any related rights or obligations as to future cash and/or gas or product balancing, as a result of, in the case of production Imbalances, Seller having taken and sold for Seller's account cumulative production which is greater or less than Seller's Working Interest share in cumulative production, or, in the case of a pipeline, transportation or processing Imbalances, Seller having delivered production which is greater or less than the production volume Seller contracted to deliver.

                          3.1.4 As to Wells in which Seller has demonstrated to Buyer's satisfaction that (a) Seller's Net Revenue Interest (as defined in Section 10 below) is greater than the decimal interest noted in Schedule 1.l, an amount determined by multiplying the Allocated Value (as hereinafter defined) for Seller's interest in the Well in question by a fraction, the numerator of which shall be the decimal increase in Seller's Net Revenue Interest in such Well from the percentage shown for such Well in Schedule 1.1 and the denominator of which shall be the Net Revenue Interest shown for such Well on such Schedule, and (b) Seller's Working Interest is less than the decimal interest noted in Schedule 1.1 (without there being a corresponding decrease in the associated Net Revenue Interest), a mutually agreed upon amount aqual to the present value (discounted at 10% compounded annually) of the decrease in the costs and expenses with respect to the Well in question for the period from and after the Effective Date which is attributable to such decrease in Seller's Working Interest; provided, however, that Buyer shall have no duty or obligation to advise Seller of any higher Net Revenue Interest or lower Working Interest of Seller discovered in Buyer's due diligence or otherwise coming to Buyer's attention; except, however, where Buyer is claiming a Title Defect based on a decrease in Seller's Net Revenue Interest, Buyer shall disclose the existence of any corresponding decrease in Seller's Working Interest; and where Buyer is claiming a Title Defect based on an increase in Seller's Working Interest, Buyer shall disclose the existence of any corresponding increase in Seller's Net Revenue Interest.

                          3.1.5 The value of all merchantable, clean oil and other products in tanks above the pipeline sales connection (deemed to be not less than 12 inches from the bottom of the tank) at the Effective Date that is credited to the Properties, such value to be the market or, if applicable, the contract price in effect as of the Effective Date, less any applicable transportation, severance taxes and royalties.





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                 3.2      DECREASES IN PURCHASE PRICE:  The Purchase Price
         shall be decreased by an amount equal to the sum of the following amounts:

                          3.2.1 The amount of all proceeds received by Seller, net of all applicable taxes and royalties attributable to production sold from the Properties for periods of time after the Effective Date, excluding, however, proceeds from all production prior to the Effective Date, which proceeds shall be for the account of Seller.

                          3.2.2 Any amounts due from Seller to other parties as of the Effective Date with respect to any Imbalances existing at the Effective Date, such amounts to be determined
                 (i) for production Imbalances by multiplying the Imbalance volume by $1.75 per MCF and then reducing such amount by royalties and severance taxes to be paid on such amount, and
                 (ii) for pipeline, transportation or processing Imbalances by multiplying the Imbalance volume by the price actually in effect for make-up gas if made-up prior to Closing or by $1.75 per MMBTU if not made-up and then reducing such amount by the sum of the total royalties and severance and similar taxes, if any, actually paid on such amount plus the amount of all penalties and other charges on the Imbalance.

                          3.2.3 An amount equal to all ad valorem, property, and similar taxes and assessments based upon or measured by Seller's ownership of the Properties that are unpaid as of the Closing Date and attributable to periods of time prior to the Effective Date, which amounts shall be computed based upon such taxes and assessments for the calendar year 1994; provided that if such taxes or assessments are assessed on other than a calendar year basis, for the tax related year last ended.

                          3.2.4 Any amount determined in connection with Material Adverse Affects as provided for in Section 9.5(c)(i) and/or (c)(ii) below.

                          3.2.5 Any amount determined in connection with uncured Title Defects as provided for in Section 10.3(a) and/or (b) below.

                          3.2.6 Any amount determined in connection with Adverse Environmental Conditions as provided for in Section 11.6(a)(ii) below.

         4. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer that:

                 4.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to do business in and in good standing under the laws of the state(s) where the Properties are located.





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                 4.2      AUTHORITY.  Seller has full power and authority and
         has taken all requisite action, corporate or otherwise, to authorize it to carry on its business as currently conducted, and, at Closing, will have full power and authority and will have taken all requisite action, corporate or otherwise, to enter into this Agreement and to perform its obligations under this Agreement.

                 4.3 ENFORCEABILITY. This Agreement has been duly executed and delivered on behalf of Seller and, following approval by Seller's board of directors, will constitute the legal, valid and binding obligation of Seller enforceable in accordance with its terms. At the Closing, all documents required hereunder to be executed and delivered by Seller shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Seller enforceable in accordance with their respective terms.

                 4.4 CONTRACTS. With respect to the Properties operated by Seller, there are no, and, with respect to the Properties which are not operated by Seller, to the best of Seller's knowledge, there are no leases, operating agreements, production sales contracts, farmout agreements and other contracts or agreements respecting the Properties which cannot be found either of record in the counties in which the Properties are located or reflected or referenced in Seller's files. To the best of Seller's knowledge, the leases, operating agreements, production sales contracts, farmout agreements and other contracts or agreements respecting the Properties located in Seller's files are true, accurate and complete copies. Except for the items specifically described on Schedule 4.4 attached hereto, Seller has not been advised by any other party in writing, that Seller is in default, and, to the best of Seller's knowledge, Seller is not in default under such leases, operating agreements, production sales contracts, farmout agreements and other contracts or agreements.

                 4.5 PREFERENTIAL PURCHASE RIGHTS/CONSENTS. Schedule 4.5 sets forth all consents and approvals required to be obtained for, and all preferential purchase rights exercisable in connection with, the assignment of the Properties which are operated by Seller to Buyer.
         To the best of Seller's knowledge, Schedule 4.5 sets forth all consents and approvals required to be obtained for, and all preferential purchase rights exercisable in connection with, the assignment of the Properties which are not operated by Seller to Buyer.

                 4.6      LITIGATION AND CLAIMS.  Except as set forth in
         Schedule 4.6, no claim, demand, filing, cause of action, administrative proceeding, lawsuit or other litigation is pending or, to the best of Seller's knowledge, threatened affecting the ownership, operation or value of the Properties which are operated by Seller where the amount in controversy exceeds $25,000.00 (based upon the claimant's assertion). Except as set forth in Schedule 4.6, no claim, demand, filing, cause of action, administrative proceeding, lawsuit or other litigation is pending or, to the best of Seller's knowledge, threatened affecting the ownership, operation or value of the Properties which are not operated by Seller where the amount in controversy exceeds $25,000.00 (based upon the claimant's assertion).





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                 4.7      LEASES. To the best of Seller's knowledge, (a) all
         Leases are in full force and effect, and (b) all royalties, rentals, shut-in gas payments, and other payments or obligations due under each Lease have been properly and timely paid or discharged or have been placed in suspense. Seller has not been advised in writing by any person of a purported termination of any Lease. Seller has not received any written notice from any person of any requirement or demand to drill additional wells or any other development operation that, if accurate, would constitute grounds for cancellation of any Lease.

                 4.8 IMBALANCES. Except as fully set forth on Schedule 4.8, there are no Imbalances relating to the Properties which are operated by Seller, and, to the best of Seller's knowledge, there are no Imbalances relating to the Properties which are not operated by Seller.

                 4.9      OVERPRODUCTION.  Except as fully set forth on
         Schedule 4.9, no Well which is operated by Seller is subject to penalties on production allowables because of any overproduction, and, to the best of Seller's knowledge, no Well which is not operated by Seller is subject to penalties on production allowables because of any overproduction.

                 4.10     LIENS AND ENCUMBRANCES.  Except as set forth on
         Schedule 4.10, there are no liens or encumbrances, other than Permitted Encumbrances (as defined in Section 10.1.4 below), covering and affecting Seller's interest in the Properties.

                 4.11     ENVIRONMENTAL MATTERS.  Except as set forth on
         Schedule 4.11, Seller has not been notified in writing by any third party of any Adverse Environmental Condition with respect to any Property.

                 4.12 TAX PARTNERSHIPS. Except as set forth on Schedule 4.12, there are no tax partnerships affecting any of the Properties which are operated by Seller, and, to the best of Seller's knowledge, there are no tax partnerships affecting any of the Properties which are not operated by Seller.

                 4.13 UNPLUGGED WELLBORES. Except as set forth on Schedule 4.13, there are no oil and gas or salt water disposal wells located on any Property operated by Seller, and, to the best of Seller's knowledge, no such wells located on any Property not operated by Seller, that Seller is now obligated by law or contract to plug and abandon, that Seller will be obligated by law or contract to plug and abandon with the lapse of time or notice, or both, because the well is not currently capable of producing in commercial quantities or being used as an injection well, or that are subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdiction over such Property.

                 4.14 NO BROKER'S FEE. Seller is not party to, or in any way obligated under, any contract or other commitment, agreement or undertaking, and there are no outstanding claims against Seller, for payment of any broker's or finder's fees in connection with the origin,





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         negotiation, execution or performance of this Agreement, for which
         Buyer would have any obligation, or to which the Properties would be subject.

                 4.15 CALLS ON PRODUCTION. To the best of Seller's knowledge, there are no contracts or agreements which contain provisions that provide for "calls on production" that relate to the Properties that are contained in files that do not relate to the Properties.

                 4.16 COMPLIANCE WITH APPLICABLE LAWS. To the best of Seller's knowledge, Seller has complied in all material respects with all laws, rules, regulations and orders of any governmental agency having jurisdiction over the Properties.

                 4.17 PAYMENT OF TAXES. All ad valorem, production, severance and similar taxes and assessments based on or measured by Seller's ownership of the Properties operated by Seller or the production or the receipt of proceeds therefrom that are due have been paid. To the best of Seller's knowledge, all ad valorem, production, severance and similar taxes and assessments based on or measured by Seller's ownership of the Properties not operated by Seller or the production or the receipt of proceeds therefrom that are due have been paid

         5.      REPRESENTATIONS AND WARRANTIES OF BUYER.   Buyer represents
and warrants to Seller that:

                 5.1      ORGANIZATION.   Buyer is a corporation duly
         organized, validly existing and in good standing under the laws of the State of Nevada. Buyer, or the Subsidiaries (as defined in Section 26 below) to whom all or part of this Agreement may be assigned under the terms of such Section 26, are qualified to do business in and in good standing under the laws of the state(s) where the Properties are located.

                 5.2 AUTHORITY. Buyer has full power and authority and has taken all requisite action, corporate or otherwise, to authorize it to carry on its business as currently conducted, and, at Closing, will have full power and authority and will have taken all requisite action, corporate or otherwise, to enter into this Agreement, to purchase the Properties on the terms described in this Agreement and to perform its other obligations under this Agreement.

                 5.3 ENFORCEABILITY. This Agreement has been duly executed and delivered on behalf of Buyer, and, following approval by Buyer's board of directors, will constitute the legal, valid and binding obligation of Buyer enforceable in accordance with its terms. At the Closing, all documents required hereunder to be executed and delivered by Buyer shall be duly authorized, executed and delivered and shall constitute legal, valid and binding obligations of Buyer enforceable in accordance with their respective terms.

                 5.4      BASIS OF BUYER'S DECISION.   Buyer represents that by
         reason of its knowledge and experience in the evaluation, acquisition, and operation of oil and gas properties, Buyer





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         has evaluated the merits and risks of purchasing the Properties from
         Seller and has formed an opinion based solely on Buyer's knowledge and experience and not on any representations or warranties by Seller, other than those representations and warranties expressly set forth herein. Seller makes no warranty or representation, express or implied, statutory or otherwise, as to the accuracy or completeness of any description of pricing assumptions, or quality or quantity of the hydrocarbon reserves, if any, attributable to the interests or the ability or potential of the interests to produce hydrocarbons or geologic and/or geophysical data and any interpretations thereof. Any and all such information furnished by Seller or otherwise made available to Buyer is provided Buyer as a convenience and shall not create or give rise to any liability of or against Seller. Any reliance or use of the same shall be at Buyer's sole risk to the maximum extent permitted by law, and any conclusions drawn thereon shall be the result of Buyer's own independent judgment and review. Buyer can and does expressly waive the provisions of the Texas Deceptive Trade Practices Act.

         6.      COVENANTS OF SELLER.

                 6.1      CONDUCT OF BUSINESS PENDING CLOSING.   Seller
         covenants that from the date hereof to the Closing Date, except (a) as provided herein, (b) as required by any obligation, agreement, lease, contract, or instrument referred to in any schedule hereto, or (c) as otherwise consented to in writing by Buyer, Seller will:

                          6.1.1 Not (a) act in any manner with respect to the Properties other than in the normal, usual and customary manner, consistent with prior practice; (b) dispose of, encumber or relinquish any of the Properties (other than relinquishments resulting from the expiration of leases that Seller has no right or option to renew); (c) waive, compromise or settle any material right or claim with respect to any of the Properties; or (d) conduct capital or workover projects with respect to the Properties in excess of $10,000.00, except when required by an emergency when there shall have been insufficient time to obtain advance consent.

                          6.1.2   Use its best efforts to preserve
                 relationships with all third parties having business dealings with respect to the Properties.

                          6.1.3 Cooperate with Buyer in the notification of all applicable governmental regulatory authorities of the transactions contemplated hereby and cooperate with Buyer in obtaining the issuance by each such authority of such permits, licenses and authorizations as may be necessary for Buyer to own and operate the Properties following the consummation of the transactions contemplated by this Agreement.

                          6.1.4 Notify Buyer of the discovery by Seller that any Representation or Warranty of Seller contained in this Agreement is or becomes materially untrue or will be materially untrue on the Closing Date.





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                 6.2      ACCESS.   Seller shall afford to Buyer and its
         authorized representatives reasonable access, at Buyer's sole risk and expense, from the date hereof until the Closing Date during normal business hours, to (a) the Properties operated by Seller, provided, however, that Buyer shall indemnify and hold harmless Seller from and against any and all losses, costs, damages, obligations, claims, liabilities, expenses and causes of action arising solely from Buyer's inspection of the Properties, including, without limitation, claims for personal injuries, property damage and reasonable attorneys' fees, and (b) Seller's operating, accounting, contract, corporate and legal files, records, materials, data and information regarding the Properties ("Data"); provided, however, that Data shall not include
         (a) any legal materials the disclosure of which Seller determines would jeopardize the assertion of a privilege in ongoing or anticipated litigation with third parties, (b) geologic and geophysical information which Seller does not have the right to convey due to applicable licensing restrictions , (c) information not included in files specifically identified to the Properties in accordance with Seller's existing filing and data management system (so long as such information is not necessary in the ownership and operation of the Properties), or (d) information, the disclosure of which would violate any confidentiality agreement to which Seller is bound.

                 6.3      CLOSING CONDITIONS.   Seller shall cause all the
         Representations and Warranties of Seller contained in this Agreement to be true and correct in all material respects on and as of the Closing Date. To the extent the conditions precedent to the obligations of Buyer are within the control of Seller, Seller shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Buyer are not within the control of Seller, Seller shall use its best efforts to cause such conditions to be satisfied on or prior to the Closing Date.

                 6.4 HSR ACT NOTIFICATION AND REPORT FORM. Seller will, as soon as practicable after the date of this Agreement, file the required Notification and Report form under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice and will use its best efforts to respond as promptly as possible to all inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation.

         7.      COVENANTS OF BUYER.

                 7.1      CLOSING CONDITIONS.   Buyer shall cause all the
         Representations and Warranties of Buyer contained in this Agreement to be true and correct on and as of the Closing Date. To the extent the conditions precedent to the obligations of Seller are within the control of Buyer, Buyer shall cause such conditions to be satisfied on or prior to the Closing Date and, to the extent the conditions precedent to the obligations of Seller are not within the control of Buyer, Buyer shall use its best efforts to cause such conditions to be satisfied on or prior to the Closing Date.





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                 7.2      HSR ACT NOTIFICATION AND REPORT FORM.  Buyer will, as
         soon as practicable after the date of this Agreement, file the required Notification and Report form under the HSR Act with the Federal Trade Commission and the Antitrust Division of the Department of Justice and will use its best efforts to respond as promptly as possible to all inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation.

         8.      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER.   The
obligations of Seller to be performed at Closing are subject to the fulfillment (or waiver by Seller in its sole discretion) before or at Closing, of each of the following conditions:

                 8.1 BOARD APPROVAL. The entering into of this Agreement by Seller and the performance of Seller's obligations hereunder shall have been approved by Seller's board of directors.

                 8.2 REPRESENTATIONS AND WARRANTIES. The Representations and Warranties by Buyer set forth in this Agreement shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing; and Buyer shall have performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by Buyer at or prior to the Closing. If, at Closing, Seller has knowledge that Buyer is in breach of any part of this Section 8.2, it shall disclose such to Buyer in order to afford Buyer an opportunity to correct same.

                 8.3 NO LITIGATION. There shall be no suits, actions or other proceedings pending or threatened to enjoin the consummation of the transactions contemplated by this Agreement or seeking substantial damages against Seller in connection therewith.

                 8.4 HSR ACT. All applicable waiting periods with respect to the transactions contemplated hereby under the HSR Act shall have expired or early termination shall have been granted.

                 8.5 CLOSING OBLIGATIONS. Buyer shall contemporaneously perform its closing obligations under Section 13.2.

         9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER. The obligations of Buyer to be performed at Closing are subject to the fulfillment (or waiver by Buyer in its sole discretion) before or at Closing, of each of the following conditions:

                 9.1 BOARD APPROVAL. The entering into of this Agreement by Buyer and the performance of Buyer's obligations hereunder shall have been approved by Buyer's board of directors.





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                 9.2      REPRESENTATIONS AND WARRANTIES.  The Representations
         and Warranties by Seller set forth in this Agreement shall be true and correct in all material respects at and as of the Closing as though made at and as of the Closing; and Seller shall have performed and complied with, in all material respects, all covenants and agreements required to be performed and satisfied by Seller at or prior to the Closing. If, at Closing, Buyer has knowledge that Seller is in breach of any part of this Section 9.2, it shall disclose such to Seller in order to afford Seller an opportunity to correct same.

                 9.3 NO LITIGATION. There shall be no suits, actions or other proceedings pending or threatened to enjoin the consummation of the transactions contemplated by this Agreement or seeking substantial damages against Buyer in connection therewith.

                 9.4 CONSENTS. All consents and approvals required to be obtained for the assignment of the Properties to Buyer shall have been obtained or waived or shall have expired without being exercised, except for those consents and approvals which are customarily obtained after closing, and the consents and approvals for which other provisions have been made hereunder.

                 9.5      DUE DILIGENCE.

                          (a) Buyer shall be reasonably satisfied, based on the results of its due diligence review of the Properties, that there are no matters contained in any contracts or agreements, other than Title Defects (as defined in Section
                 10.1.1 below) and Adverse Environmental Conditions (as defined in Section 11.2 below), which would materially adversely affect the overall value to Buyer of the affected Property (Material Adverse Affects). Buyer shall notify Seller in writing of its discovery of the existence of any Material Adverse Affects on or before July 15, 1995 (Due Diligence Notice) and, in the absence of such notification on or before such date, Buyer shall be deemed to be reasonably satisfied that there are no Material Adverse Affects. The Due Diligence Notice shall (i) set forth in reasonable detail the Property or Properties with respect to which a claimed Material Adverse Affect is made, (ii) the nature of such claimed Material Adverse Affects, and (iii) Buyer's proposed calculation of the value of each claimed Material Adverse Affect (Material Adverse Affect Value). No adverse affect shall be claimed to be a Material Adverse Affect, and therefore shall not be included in the Due Diligence Notice, unless such claimed adverse affect exceeds a threshold of (i) the lesser of twenty-five percent (25%) of the Allocated Value for the Property in question, or $40,000.00, for an individual Property; or (ii) $250,000.00 for more than one Property.

                          (b) Within five (5) days after Seller's receipt of the Due Diligence Notice, Seller shall notify Buyer whether Seller agrees with Buyer's claimed Material Adverse Affects and/or the proposed Material Adverse Affect Values therefor (Seller's Response). If Seller does not agree with any claimed Material Adverse Affect and/or





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                 the proposed Material Adverse Affect Value therefor, then the parties shall enter into good faith negotiations and shall
                 attempt to agree on such  matters.   If the parties cannot
                 reach agreement concerning either the existence of a Material Adverse Affect or a Material Adverse Affect Value within ten
                 (10) days after Buyer's receipt of Seller's Response, upon either party's request, the parties shall mutually agree on and employ a consultant experienced in matters relating to the claimed Material Adverse Affect to resolve all points of disagreement relating to Material Adverse Affects and Material Adverse Affect Values; provided, however, that if at any time any consultant so chosen fails or refuses to perform hereunder, a new consultant shall be chosen by the parties. Subject to the further provisions hereof, the cost of any such consultant shall be borne 50% by Seller and 50% by Buyer.
                 Each party shall present a written statement of its position on the Material Adverse Affect and/or Material Adverse Affect Value in question to the consultant within five (5) days after the consultant is selected, and the consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten (10) business days of receipt of such position statements. The determination by the consultant shall be conclusive and binding on the parties, and shall be enforceable against any
                 party in any court of competent jurisdiction.   If necessary,
                 the Closing Date shall be deferred only as to those Properties affected by any unresolved disputes regarding the existence of a Material Adverse Affect and/or the Material Adverse Affect Value until the consultant has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities with respect to any such Properties having reference to the Closing Date shall be correspondingly deferred; provided, however, that, unless Seller and Buyer mutually agree to the contrary, the Closing Date shall not be deferred in any event for more than sixty (60) days beyond the original Closing Date. All Properties as to which no such dispute(s) exist shall be conveyed to Buyer subject to the terms of this Agreement at Closing. Once the consultant's determination has been expressed to both parties, Seller shall have five (5) days in which to advise Buyer in writing which of the options available to Seller under (c) below Seller elects regarding each of the Properties as to which the consultant has made a determination.

                          (c) Seller shall have the right, but not the obligation, to cure any Material Adverse Affect accepted by Seller or determined to be a Material Adverse Affect pursuant to (b) above. With respect to any Material Adverse Affect that Seller elects not to cure or that Seller fails to cure at or prior to the Closing, Seller shall have the option to:

                                  (i)      exclude the Property subject to the
                          Material Adverse Affect from this Agreement, in which event the Purchase Price shall be reduced by the Allocated Value of such Property; provided, however, this option may be exercised in the event, and only in the event, the Material Adverse Affect Value exceeds the Allocated Value of such Property, or

                                  (ii)     sell the Property subject to such
                          Material Adverse Affect to Buyer and the Purchase Price shall be reduced by the Material Adverse Affect Value for such Material Adverse Affect; provided, however, that where the Material Adverse Affect Value for the Property in question exceeds the Allocated Value for such Property, this option may be exercised by Seller only with Buyer's consent.

                 9.6 HSR ACT. All applicable waiting periods with respect to the transactions contemplated hereby under the HSR Act shall have expired or early termination shall have been granted.

                 9.7 CLOSING OBLIGATIONS. Seller shall contemporaneously perform its closing obligations under Section 13.2 .

         10.     TITLE MATTERS.

                 10.1 TITLE ADJUSTMENT. There shall not exist at Closing any uncured Title Defects unless adjustments therefor have been made pursuant to the further terms of this Agreement or Buyer has elected to waive any such Title Defects. Buyer shall notify Seller in writing of any claimed Title Defects not less than ten (10) days prior to Closing (Title Defects Notice). The Title Defects Notice shall (a) set forth in reasonable detail the Well and/or Lease with respect to which a claimed Title Defect is made, (b) the nature of such claimed Title Defect, and (c) Buyer's proposed calculation of the Defect Value of each claimed Title Defect. No title defect may be claimed to be a Title Defect, and therefore shall not be included in the Title Defects Notice, unless such claimed Title Defect exceeds $3,500.00 for an individual Property. Any Title Defect that is not identified in the Title Defects Notice shall thereafter be forever waived and expressly assumed by Buyer, and shall thereafter be deemed to be a Permitted Encumbrance (as defined in Section 10.1.4 below), except for any Title Defect that constitutes a breach of Seller's special warranty contained in the form of Assignment attached hereto as
         Schedule 13.2.1.  As used in this Agreement, the term:

                          10.1.1 "Title Defect" shall mean, with respect to Seller's interest in any Property:

                                  (a)      any claim, defect, right or
                          interest, other than Permitted Encumbrances, which would increase the Working Interest of Seller set forth on Schedule 1.1 for such Property (without a corresponding increase in the associated Net Revenue Interest) or would reduce the Net Revenue Interest of Seller set forth on Schedule 1.1 for such Property; and

                                  (b)      any lien, mortgage, encumbrance,
                          pledge, security interest, charge, call on production or consent to assign, other than Permitted Encumbrances.

                          10.1.2 "Working Interest" shall mean the share in a Well, expressed as a percentage or a decimal, of the cost of operations, development and liabilities to be borne by the owner of such Working Interest.

                          10.1.3 "Net Revenue Interest" shall mean Seller's interest in and to all production of oil, gas and other minerals saved and character appurtenant thereto or arising therefrom, without regard to any valid lessor's royalty, overriding royalties, production payments, carried interests, liens, or other encumbrances or charges against production therefrom insofar as such interest in said leasehold estate is burdened with the obligation to bear and pay costs of operations.

                          10.1.4  "Permitted Encumbrances" shall mean:

                                  (a)  Lessors' royalties, overriding
                          royalties, reversionary interests and similar burdens if the net cumulative effect of the burdens does not operate to reduce the interest of Seller with respect to all oil and gas produced from any Well below the Net Revenue Interest for such Well set forth in
                          Schedule 1.1;

                                  (b)  Division orders and sales contracts
                          terminable without penalty upon no more than 90 days notice to the purchaser;

                                  (c)  Preferential rights to purchase and
                          required third party consents to assignment and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting any such right has expired without an exercise of the right;

                                  (d) Materialman's, mechanic's, repairman's,
                          employee's, contractor's, operator's, tax, and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent or that will be paid and discharged in the ordinary course of business or if delinquent, that are being contested in good faith by appropriate action of which Buyer is notified in writing before Closing;

                                  (e)  All rights to consent by, required
                          notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

                                  (f)  Easements, rights-of-way, servitudes,
                          permits, surface leases and other rights in respect of surface operations that do not materially interfere with the oil and gas operations to be conducted on any Well or Lease;

                                  (g)  All operating agreements, unit
                          agreements, unit operating agreements, pooling agreements and pooling designations affecting the Properties that are either of record in Seller's chain of title or reflected or referenced in Seller's files;

                                  (h)  Conventional rights of reassignment
                          prior to release or surrender requiring notice to the holders of the rights;

                                  (i)  All rights reserved to or vested in any
                          governmental, statutory or public authority to control or regulate any of the Properties in any manner, and all applicable laws, rules and orders of governmental authority;

                                  (j) The terms and conditions of the Leases, and of all agreements that are of record in Seller's chain of title or reflected or referenced in Seller's files; and

                                  (k)  Any Title Defects  Buyer may have
                          expressly waived in writing or which are deemed to have become Permitted Encumbrances under Section 10.1.

                          10.1.5 "Defect Value" shall mean the amount by which the Allocated Value of any Well is reduced as a result of each Title Defect which is accepted by Seller or determined to be a Title Defect pursuant to Section 10.2. In the event any Title Defect which is accepted by Seller or determined to be a Title Defect pursuant to Section 10.2 involves a situation where (a) Seller's decimal Working Interest is determined to be greater than the decimal interest noted in Schedule 1.1 (without there being a corresponding increase in the associated Net Revenue Interest), the Defect Value for any such Title Defect shall be the amount equal to the present value (discounted at 10% compounded annually) of the increase in the costs and expenses with respect to the Well in question for the period from and after the Effective Date which is attributable to such increase in Seller's Working Interest (b) Seller's decimal Net Revenue Interest is determined to be less than the decimal Net Revenue Interest noted in Schedule 1.1, the Defect Value for any such Title Defect shall be the amount determined by multiplying the Allocated Value for Seller's interest in the Well in question by a fraction, the numerator of which shall be the difference in Seller's decimal Net Revenue Interest shown for such Well in Schedule 1.1 and Seller's lesser decimal Net Revenue Interest in such Well, and the denominator of which shall be the Seller's decimal Net Revenue Interest shown for such Well on such Schedule, and (c) Seller's interest in the Property is subject to a lien, mortgage, encumbrance, pledge, security interest or charge, which is liquidated in amount, the Defect Value shall be the sum necessary to be paid the holder thereof to remove the lien, mortgage, encumbrance, pledge, security interest or charge, as the case may be.

                          10.1.6 "Allocated Value" shall mean, with respect to any Well, the value specified therefor on Schedule 1.1 attached hereto.

                 10.2 DETERMINATION OF TITLE DEFECTS AND DEFECT VALUES. Within five (5) days after Seller's receipt of the Title Defects Notice, Seller shall notify Buyer whether Seller agrees with Buyer's claimed Title Defects and/or the proposed Defect Values therefor (Seller's Response). If Seller does not agree with any claimed Title Defect and/or the proposed Defect Value therefor, then the parties shall enter into good faith negotiations and shall attempt to agree on
         such  matters.   If the parties cannot reach agreement concerning
         either the existence of a Title Defect or a Defect Value  within ten
         (10) days after Buyer's receipt of Seller's Response, upon either party's request, the parties shall mutually agree on and employ an attorney experienced in title examination in the appropriate state, or other appropriate consultant, to resolve all points of disagreement relating to Title Defects and Defect Values; provided, however, that if at any time any consultant so chosen fails or refuses to perform hereunder, a new consultant shall be chosen by the parties. The cost of any such consultant shall be borne 50% by Seller and 50% by Buyer. Each party shall present a written statement of its position on the Title Defect and/or Defect Value in question to the consultant within five (5) days after the consultant is selected, and the consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten (10) business days of receipt of such position statements. The determination by the consultant shall be conclusive and binding on the parties, and shall be enforceable against any party in any court of
         competent jurisdiction.   If necessary, the Closing Date shall be
         deferred only as to those Properties affected by any unresolved disputes regarding the existence of a Title Defect and/or the Defect Value until the consultant has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities with respect to any such Properties having reference to the Closing Date shall be correspondingly deferred; provided, however, that, unless Seller and Buyer mutually agree to the contrary, the Closing Date shall not be deferred in any event for more than sixty
         (60) days beyond the original Closing Date. All Properties as to which no such dispute(s) exist shall be conveyed to Buyer subject to the terms of this Agreement at Closing. Once the consultant's determination has been expressed to both parties, Seller shall have five (5) days in which to advise Buyer in writing which of the options available to Seller under Section 10.3 below Seller elects regarding each of the Properties as to which the consultant has made a determination.

                 10.3 REMEDIES FOR TITLE DEFECT. Seller shall have the right, but not the obligation, to cure any Title Defect accepted by Seller or determined to be a Title Defect pursuant to Section 10.2 above. With respect to any Title Defect that Seller elects not to cure or that Seller fails to cure at or prior to the Closing, Seller shall have the option to:

                          (a) exclude the Property subject to the Title Defect from this Agreement, in which event the Purchase Price shall be reduced by the Allocated Value of such Property; provided, however, this option may be exercised in the event, and only in the event, the Defect Value for such Property exceeds the Allocated Value thereof, or

                          (b) sell the Property subject to such Title Defect to Buyer and the Purchase Price shall be reduced by the Defect Value for such Title Defect; provided, however, no downward adjustment of the Purchase Price on account of Title Defects shall occur with respect to Title Defects with Defect Values in excess of $3,500.00 but less than $40,000.00, unless the aggregate amount of such Defect Values determined in accordance with this Section 10 exceeds $250,000.00.

                 10.4 PREFERENTIAL PURCHASE RIGHTS. No later than the 10th business day following the date of execution and delivery of this Agreement, Seller shall cause a notice to be placed into the U. S. Certified Mail, Return Receipt Requested, addressed to the holders of the preferential purchase rights set out on Schedule 4.5 at the addresses set forth thereon. The notice shall be in a form mutually acceptable to Seller and Buyer and shall identify the Property subject to the preferential purchase right of the holder to whom the notice is given, the amount for which the holder of the preferential purchase right may acquire the identified Property (which amount shall be based upon the Allocated Value of such Property) and the date by which such holder of the preferential right must exercise the right to purchase. If a holder of preferential purchase right who has been offered an interest in a Property pursuant to a preferential purchase right elects prior to the Closing to purchase pursuant to such offer, and such purchase is consummated prior to the Closing, the Property will be deleted from the transaction comtemplated hereunder and the Purchase Price shall be reduced by the Allocated Value. Where notice of the transaction contemplated herein has been given to a party or parties entitled to a preferential purchase right with respect thereto, but the time during which any such party or parties has to exercise such right has not expired, such shall not be considered as a Title Defect and the Property or Properties subject to such right shall be conveyed to Buyer at the Closing. In the event that any such preferential purchase right is timely exercised, Seller shall notify Buyer thereof, whereupon Buyer shall assign the Property or Properties affected thereby to the party or parties exercising such preferential purchase right with the consideration therefor to be paid directly to Buyer.

         11.     ENVIRONMENTAL MATTERS

                 11.1 PRESENCE OF WASTES, NORM, HAZARDOUS SUBSTANCES, AND ASBESTOS. Buyer acknowledges that the Properties have been used to explore for, develop and produce oil and gas, and that spills of wastes, crude oil, produced water, hazardous substances, and other materials may have occurred thereon. Additionally, the Properties, including production equipment, may contain asbestos, hazardous substances, or Naturally Occurring Radioactive Material ("NORM").
         NORM may affix or attach itself to the inside of wells, materials, and equipment as scale or in other forms, and NORM-containing material may have been buried or otherwise disposed of on the Properties. Special procedures may be required for remediating, removing, transporting, and disposing of asbestos, NORM, hazardous substances, and other materials from the Property, and Buyer assumes all liability for the assessment, remediation, removal, transportation, and disposal of these materials and associated activities in accordance with the applicable rules, regulations, and requirements of governmental agencies, unless otherwise provided in this Section 11.

                 11.2 ADVERSE ENVIRONMENTAL CONDITION. "Adverse Environmental Condition" means (a) any contamination or condition exceeding currently-allowed regulatory limits and not otherwise permanently authorized by permit or law, resulting from any discharge, release, disposal, production, storage, treatment, or any other activities on, in or from any Property, or the migration or transportation from other lands to any Property, prior to the Closing Date, of any wastes, pollutants, contaminants, hazardous materials or other materials or substances subject to regulation relating to the protection of the environment, including, but not limited to, the Clean Air Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Toxic Substance Control Act, the Hazardous and Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Clean Water Act, the National Environmental Policy Act, the Endangered Species Act, the Fish and Wildlife Coordination Act, the National Historic Preservation Act, and the Oil Pollution Act of 1990, as well as any state and local regulation or law governing the same, similar or related matters ("Environmental Laws"), (b) any such contamination or condition temporarily authorized by permit, fee agreement or other arrangement, and (c) the failure to have obtained any required permit or other authorization under applicable Environmental Laws.

                 11.3 ENVIRONMENTAL ASSESSMENT. After the execution of this Agreement, Buyer shall have the opportunity to conduct at its sole risk and expense an environmental assessment of the Properties. Seller will provide reasonable access for this purpose to Properties operated by Seller; for any Property not operated by Seller, however, Buyer must contact the operator of any such non-operated Property directly. Buyer or any of its representatives and agents must comply with any of Seller's environmental and safety rules and policies, copies of which Seller shall provide to Buyer prior to the date of this Agreement, while performing any environmental assessment on Seller-operated Properties. Buyer agrees it will not disclose any information obtained in its environmental assessment to third parties unless agreed to in writing by Seller or unless such disclosure is expressly required by applicable law or regulation or is compelled pursuant to legal process of any court or governmental authority. Buyer will notify Seller in advance of any such disclosure and will furnish Seller copies of all materials to be disclosed prior to any disclosure thereof to third parties. As soon as possible after Buyer's receipt thereof, Buyer shall forward to Seller copies of all reports, data, analysis, test results, remediation cost estimates, and recommended remediation procedures or other information concerning or derived from Buyer's environmental assessment.

                 11.4     NOTICE  OF  ADVERSE ENVIRONMENTAL CONDITIONS.
         Buyer shall notify Seller in writing of any claimed Adverse Environmental Condition discovered by Buyer during its due diligence review of the Properties (Environmental Defects Notice) as soon as possible after the discovery thereof. The Environmental Defects Notice shall (a) set forth in reasonable detail the Well and/or Lease with respect to which a claimed Adverse Environmental Condition is made, (b) the nature of such claimed Adverse Environmental

         Condition, and (c) Buyer's proposed calculation of the cost to remediate each claimed Adverse Environmental Condition (Remediation Value). Buyer shall have the period prior to the Closing Date and an additional period of six (6) months thereafter in which to perform its due diligence review of the Properties for Adverse Environmental Conditions and to submit Environmental Defects Notices to Seller. Thereafter, except as provided for in Section 11.7 below, Buyer shall absolutely and forever waive its right to assert any claim or liability against Seller arising out of or in any way related to any Adverse Environmental Condition not set forth in an Environmental Defects Notice during the above period. It is understood and agreed that an Environmental Defects Notice may or may not relate to a matter previously identified as an Adverse Environmental Condition and may or may not relate to a Well or Lease that had been previously identified in another Environmental Defects Notice.

                 11.5 DETERMINATION OF ADVERSE ENVIRONMENTAL CONDITIONS AND REMEDIATION VALUES. Within ninety (90) days of its receipt of an Environmental Defects Notice, Seller shall notify Buyer whether Seller agrees with Buyer's claimed Adverse Environmental Conditions and/or the Remediation Value (Seller's Environmental Response). If Seller does not agree with any claimed Adverse Environmental Condition and/or the Remediation Value, then the parties shall enter into good faith negotiations and shall attempt to agree on such matters. If the parties cannot reach agreement concerning either the existence of an Adverse Environmental Condition or the Remediation Value within ten
         (10) days after Buyer's receipt of Seller's Environmental Response, upon either party's request, the parties shall mutually agree on a consultant experienced in environmental matters to resolve all points of disagreement with respect to such matters. If at any time any consultant so chosen fails or refuses to perform hereunder, a new consultant shall be chosen by the parties. The cost of any such consultant shall be borne 50% by Seller and 50% by Buyer. Each party shall present a written statement of its position on the Adverse Environmental Condition and/or the Remediation Value in question to the consultant within five (5) days after the consultant is selected, and the consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten (10) business days of receipt of such position statements. The determination by the consultant shall be conclusive and binding on the parties, and shall be enforceable against any party in any court of competent jurisdiction. If necessary, the Closing Date shall be deferred only as to those Properties affected by any unresolved disputes regarding the existence of an Adverse Environmental Condition and/or the Remediation Value until the consultant has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities with respect to any such Properties having reference to the Closing Date shall be correspondingly deferred; provided, however, that, unless Seller and Buyer mutually agree to the contrary, the Closing Date shall not be deferred in any event for more than thirty (30) days beyond such consultant's determination. All Properties as to which no such dispute(s) exist shall be conveyed to Buyer subject to the terms of this Agreement at Closing. Once the consultant's determination has been expressed to both parties,then Seller shall have five (5) days in which to advise Buyer in writing which of the options available to Seller under

         Section 11.6 below Seller elects regarding each of the Properties as to which the consultant has made a determination. In the event Seller elects the option provided for under 11.6 (a)(ii) below, Seller shall reimburse Buyer for all of Buyer's costs and expenses incurred in connection with the employment of the above consultant.

                 11.6     REMEDIES FOR ADVERSE ENVIRONMENTAL CONDITIONS.

                          (a) As to any Adverse Environmental Condition identified by Buyer in any Environmental Defects Notice which is accepted by Seller or determined to be an Adverse Environmental Condition, Seller shall have the election to:

                                  (i) remediate such Adverse Environmental Condition at Seller's sole cost in accordance with applicable Environmental Laws, and there shall be no adjustment to the Purchase Price in respect of such Adverse Environmental Condition and the provisions of
                          Section 11.8 below shall thereafter apply in all respects; or

                                  (ii)     delete from this Agreement the
                          Property which contains the Adverse Environmental Condition and adjust the Purchase Price by the Allocated Value of such Property; provided, however, that in the event Seller elects this option with respect to any Property after the Closing has occurred, Seller shall repurchase such Property from Buyer within thirty (30) days of Seller's election to delete the Property from this Agreement for the Allocated Value of the Property, the title to such Property to be re-conveyed to Seller by Buyer in the same form as originally acquired by Buyer, with the Allocated Value adjusted for revenues received and expenses paid by Buyer subsequent to the Closing Date.

                          (c) If Seller elects (a)(i) above, it will exercise all reasonable efforts and diligence to complete remediation within six (6) months of such election, but any failure to complete its efforts by such time shall not relieve Seller of its duty to satisfy its obligation hereunder. Buyer shall allow Seller and its agents and representatives such access to the Properties as is reasonably necessary for performance of remediation work. Seller will conduct such work so as not to unreasonably interfere with Buyer's operations.

                          (d) Seller shall have the right, but not the obligation, to control and direct any remediation work for which Seller has any responsibility hereunder.

                          (e) Notwithstanding any provision of this Agreement to the contrary, if the Buyer is not able to gain access to a non-operated Property to conduct an environmental assessment thereof either prior to Closing or during the above described six-month period thereafter, this lack of access shall result in such Property being deleted, at Buyer's option, from this Agreement in accordance with 11.6(a)(ii) above.

                 11.7 SELLER'S INDEMNIFICATION OF THIRD PARTY ENVIRONMENTAL CLAIMS. Seller shall indemnify, defend and hold Buyer harmless from and against any and all claims, demands, causes of action, liabilities and obligations, and all costs and expenses (including, without limitation, reasonable attorneys' fees and court costs, but not to include any claims, etc. resulting from personal injuries which shall be covered by Section 17) asserted by any court or tribunal in any jurisdiction or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority, or other third party associated with all Adverse Environmental Conditions existing at, on or under any Property attributable to periods of time prior to the Closing Date (Third Party Environmental Claims) suffered or incurred by Buyer, as follows: for a period of six (6) months after the Closing Date Seller's indemnity obligation hereunder shall be one hundred percent (100%) of such Third Party Environmental Claims; during the next 6 months period after the Closing Date, Seller's indemnity obligation hereunder shall be limited to seventy-five percent (75%) of such Third Party Environmental Claims, with Buyer being responsible for twenty-five percent (25%) of such claims; and during all periods after one (1) year after the Closing Date, Seller's indemnity obligation hereunder shall be limited to fifty percent (50%) of such Third Party Environmental Claims, with Buyer being responsible for fifty percent (50%) of such claims. In addition, Seller shall, without limits, indemnify and hold Buyer harmless from and against all Third Party Environmental Claims arising from Offsite Adverse Enviromental Conditions (as hereinafter defined) suffered or incurred by Buyer. Seller shall have the right, but not the obligation, to control and direct any remediation work for which
         Seller has any responsibility hereunder.    SELLER HEREBY RELEASES
         BUYER FROM AND AGAINST ANY AND ALL CLAIMS FOR CONTRIBUTION UNDER CERCLA AND/OR ANY OTHER ENVIRONMENTAL LAW OR REGULATION WITH RESPECT TO, AND ONLY WITH RESPECT TO, THE INDEMNITY HEREIN GIVEN BY SELLER TO BUYER.

                 11.8 BUYER'S INDEMNIFICATION OF THIRD PARTY ENVIRONMENTAL CLAIMS. Buyer shall indemnify, defend and hold Seller harmless from and against any and all Third Party Environmental Claims associated with Adverse Environmental Conditions existing at, on or under any Property attributable to periods of time before the Closing Date, suffered or incurred by Seller, including, without limitation, any such conditions arising out of or relating to materials or substances that in the future become subject to regulation under federal, state or local laws or regulations, whether such laws or regulations now exist or are hereafter enacted, INCLUDING, WITHOUT LIMITATION, ANY CLAIMS, DEMANDS, CAUSES OF ACTION, LIABILITIES, OR OBLIGATIONS ARISING IN WHOLE OR IN PART FROM THE SOLE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF SELLER, BUT NOT AS TO ANY SUCH CLAIMS, ETC., ARISING FROM SELLER'S INTENTIONAL ACTS OR WILFUL MISCONDUCT OR ANY EXEMPLARY OR PUNITIVE DAMAGES IMPOSED IN CONNECTION THEREWITH, as follows: for a period of six (6) months after the Closing Date Buyer's indemnity obligation hereunder shall be zero percent (0%) of such Third Party Environmental Claims; during the next 6 months period after the Closing Date, Buyer's indemnity obligation hereunder shall be limited to twenty-five percent (25%) of such Third Party Environmental Claims, with Seller being responsible for seventy-five percent (75%) of such claims; and during all periods after one (1) year after the Closing Date, Buyer's indemnity obligation hereunder shall be limited to fifty percent (50%) of such Third Party Environmental Claims, with Seller being responsible for fifty percent (50%) of such claims. Buyer shall have no responsibility or indemnity obligation for Offsite Adverse
         Environmental Conditions.   In addition, Buyer shall indemnify and
         hold Seller harmless from and against 100% of Third Party Environmental Claims arising from Adverse Environmental Conditions at, on or under any Property attributable solely to periods of time on and after the Closing Date suffered or incurred by Seller. BUYER HEREBY RELEASES SELLER FROM AND AGAINST ANY AND ALL CLAIMS FOR CONTRIBUTION UNDER CERCLA AND/OR ANY OTHER ENVIRONMENTAL LAW OR REGULATION WITH RESPECT TO, AND ONLY WITH RESPECT TO, THE INDEMNITY HEREIN GIVEN BY BUYER TO SELLER.

                 11.9 OFFSITE ADVERSE ENVIROMENTAL CONDITION. "Offsite Adverse Environmental Condition" means an Adverse Environmental Condition in existence on or prior to the Closing Date located entirely beyond the boundaries of any Lease.

         12. SUSPENSE FUNDS HELD BY SELLER. Seller agrees to convey and Buyer agrees to receive all suspense funds held by Seller as of the Effective Date for the benefit of royalty, overriding royalty interest and working interest owners attributable to the Properties, the amount of such funds to be adjusted with respect to suspense funds received and disbursed by Seller from and after the Effective Date, and Buyer shall assume all past, present and future liability associated with such funds, but only as to the suspense funds actually transferred, and not to any liability resulting from Seller's failure to pay or retain any amounts prior to the Effective Date in addition to the suspense funds so transferred. All past, present and future liability associated with such funds shall be assumed by Buyer and Buyer agrees to protect, defend, indemnify and hold Seller and its employees harmless from and against any and all costs, expenses, claims, demands, and causes of action of every kind and character (including attorneys' fees and court costs) arising out of, incident to, or in connection therewith.

         13.     CLOSING.

                 13.1     THE CLOSING.  The sale and purchase of the Properties
         pursuant to this      Agreement shall be consummated (the Closing) in
         Tyler, Texas, at the offices of Sonat Exploration Company on or before July 31, 1995 (the Closing Date).

                 13.2     CLOSING OBLIGATIONS.   At the Closing, the following
         events shall occur, each event under the control of one party hereto being a condition precedent to the events under the control of the other party, and each event being deemed to have occurred simultaneously with the other events:

                          13.2.1 Seller shall execute and deliver to Buyer one or more instruments of assignment, in substantially the form of the Assignment, Bill of Sale and Conveyance set forth as
                 Schedule 13.2.1 hereto.

                          13.2.2 Buyer shall deliver to Seller in immediately
                 available funds (wire transfer), the Preliminary Amount. The "Preliminary Amount" shall be that amount to be determined in good faith by Seller and agreed to by Buyer prior to the Closing Date as an estimate of the final computation of the Final Purchase Price; provided, however, that if Seller and Buyer are unable to agree on the Preliminary Amount, Seller's determination thereof shall control. Seller shall provide Buyer a closing statement reflecting the Preliminary Amount at least two (2) business days prior to the Closing.

                          13.2.3 Seller and Buyer shall execute, acknowledge
                 and deliver division orders, transfer orders or letters in lieu thereof directing all purchasers of production from the Properties to make payment of proceeds attributable to such production occurring on or after the Effective Date to Buyer.

                          13.2.4 As to those Properties operated by Seller,
                 Seller and Buyer shall execute all appropriate state or local forms required to be executed to effect the administrative change of operator of such Properties from Seller to Buyer. Also with respect to any wells for which Seller is designated as the operator under the applicable operating or other similar agreement, Seller shall send letters to all working interest owners advising of Seller's resignation as operator and recommending Buyer as the successor operator.

                          13.2.5 Seller shall deliver to the Buyer possession of the Properties at the Closing.

                          13.2.6 If Buyer determines it is necessary, Seller and Buyer shall execute and deliver a mutually acceptable "transition agreement" providing, among other things, for the continued operation (on a contract basis) after Closing of the Properties, or any of them, by the Seller on an interim basis.

         14.     POST-CLOSING ADJUSTMENTS.

                 14.1 FINAL SETTLEMENT STATEMENT. After the Closing Date, Seller shall prepare, in accordance with this Agreement and with generally accepted accounting principles consistently applied, a Final Settlement Statement, a copy of which shall be delivered by Seller to Buyer no later than ninety (90) days after the Closing Date. The "Final Settlement Statement" shall set forth each adjustment to the Purchase Price necessary to determine the Final Purchase Price and show the calculation of such adjustments in accordance with Section 3.

         The parties shall undertake to agree on the Final Settlement Statement and the Final Purchase Price no later than one hundred twenty (120) days after the Closing Date with respect to all of the Properties.

                 14.2 ARBITRATION. If Seller and Buyer cannot agree upon the Final Settlement Statement, Price Waterhouse shall act as an arbitrator and decide all points of disagreement with respect to the
         Final Settlement Statement.   The decision of Price Waterhouse on all
         such points shall be binding upon the parties. The costs and expenses of Price Waterhouse shall be borne 50% by Seller and 50% by Buyer.

                 14.3 PAYMENT OF FINAL PURCHASE PRICE . If the Final Purchase Price is more than the Preliminary Amount, Buyer shall pay such difference to Seller in immediately available funds within five
         (5) days after the parties have agreed upon the Final Settlement Statement. If the Final Purchase Price is less than the Preliminary Amount, Seller shall pay such difference to Buyer in immediately available funds within five (5) days after the parties have agreed upon the Final Settlement Statement.

         15.     ASSUMPTION OF CERTAIN OBLIGATIONS.  Except as provided for in
Section 11.6(a)(i) and in Section 11.7, at Closing, Buyer shall assume all costs and liabilities and discharge all obligations of Seller (a) under all leases, operating agreements, production sales contracts, farmout agreements and other contracts or agreements respecting the Properties or relating to ownership or operation of the Properties from and after the Effective Date, and
(b) with respect to all Imbalances associated with the Properties, regardless of their nature or of the time at which they accrued.

         16.     LIMITATION OF WARRANTIES.         Anything in this Agreement
to the contrary notwithstanding, the Properties are being sold by Seller to Buyer without recourse, covenant, or warranty of any kind, express, implied, or statutory, with the sole exception that Seller will warrant title to the Properties, subject to the Permitted Encumbrances, against every person whomsoever lawfully claiming or to claim the same or any part thereof by,
through, or under Seller, but not otherwise.   WITHOUT LIMITATION OF THE
GENERALITY OF THE IMMEDIATELY PRECEDING SENTENCE, SELLER CONVEYS THE PROPERTIES AS-IS, WHERE-IS AND WITH ALL FAULTS AND EXPRESSLY DISCLAIMS AND NEGATES (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (b) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND (c) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS. SELLER ALSO EXPRESSLY DISCLAIMS AND NEGATES ANY IMPLIED OR EXPRESS WARRANTY AT COMMON LAW, BY STATUTE OR OTHERWISE RELATING TO ACCURACY OF ANY OF THE INFORMATION FURNISHED WITH RESPECT TO THE EXISTENCE OR EXTENT OF RESERVES OR THE VALUE OF THE PROPERTIES BASED THEREON OR TO THE CONDITION OR STATE OF REPAIR OF ANY OF THE PROPERTIES; THIS DISCLAIMER AND DENIAL OF WARRANTY ALSO EXTENDS TO ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE PRICES BUYER AND SELLER ARE OR WILL BE ENTITLED TO RECEIVE FROM PRODUCTION OF OIL, GAS OR OTHER

SUBSTANCES FROM THE PROPERTIES, IT BEING UNDERSTOOD THAT ALL RESERVE, PRICE AND VALUE ESTIMATES UPON WHICH BUYER HAS RELIED OR IS RELYING HAVE BEEN DERIVED BY THE INDIVIDUAL EVALUATION OF BUYER. The representation and warranty made by Seller in Section 4 shall survive Closing for a period of one (1) year.
After the expiration of such 1-year period, Buyer shall have no rights or claims against Seller based upon the breach of such representation or warranty.

         17. CROSS-INDEMNIFICATION. Except as expressly limited elsewhere in this Agreement:

                 (a) Buyer agrees to indemnify and hold Seller harmless from and against any and all liability, loss, cost and expense (including, without limitation, court costs and reasonable attorneys' fees) that are attributable to the Properties conveyed to Buyer and are attributable to periods of time on or after the Closing Date or that are attributable to a breach by Buyer of any of its surviving representations, warranties or covenants hereunder, and

                 (b) Seller agrees to indemnify and hold Buyer harmless from and against any and all liability, loss, cost and expense (including, without limitation, court costs and reasonable attorneys' fees) that are attributable to the Properties conveyed to Buyer and are attributable to periods of time before the Closing Date (including, without limitation, the matters identified on Schedule 4.6) or that are attributable to a breach by Seller of any of its surviving representations, warranties or covenants hereunder;

         provided that the respective indemnity and hold harmless obligations of the parties hereto shall not apply to

                          (i) any amount that was taken into account as an
                 upward or downward adjustment to the Final Purchase Price pursuant to the provisions hereof, but only to the extent of such adjustments,

                          (ii) any liability of one Party hereto to any other
                 Party under the provisions of this Agreement, or

                          (iii) each Party's costs and expenses with respect to
                 the negotiation and consummation of this Agreement and the purchase and sale of the Properties. Neither party shall assume, and both parties hereby disclaim, any liability or obligation in respect of any matter against which a Party is obligated to indemnify the other Party under the terms of this Agreement.


         18. CASUALTY LOSS. Prior to Closing, Seller shall promptly notify Buyer of any Casualty Loss of which Seller becomes aware. "Casualty Loss" shall mean, with respect to all or any material portion of a Property, any destruction by fire, blowout or other casualty (above or below the ground) or any taking, or pending or threatened taking, in condemnation or under the right to eminent domain of any Property or portion thereof. If any Casualty Loss occurs, Buyer may elect to (a) cause Seller to retain the Property affected by the Casualty Loss, and to reduce the Purchase Price by the Allocated Value of the Property, in which case Seller shall retain all insurance proceeds relating to the Casualty Loss, or (b) require Seller to (i) transfer to Buyer such Property notwithstanding such Casualty Loss and (ii) transfer to Buyer such Property insurance proceeds, claims, awards and other payments arising out of such Casualty Loss, provided that if the amount of such insurance proceeds, claims, awards and other payments is insufficient to cover the amount of damages to the Property resulting from such Casualty Loss, as determined by mutual agreement of Seller and Buyer or, failing such agreement, by a reputable reservoir engineering firm mutually agreed to by Seller and Buyer, then Seller shall either pay to Buyer the difference (Deficiency Payment) or reduce the Purchase Price by the amount of such difference; provided, however, that no Deficiency Payment nor any reduction in Purchase Price provided for herein shall ever exceed the Allocated Value for the Property in question. Seller shall not voluntarily compromise, settle or adjust any amounts payable by reason of any Casualty Loss without first obtaining the written consent of Buyer.

         19.     TERMINATION AND REMEDIES.

                 19.1     TERMINATION.   Without limiting any other legal or
         equitable remedies available to Seller or Buyer, Seller or Buyer may terminate this Agreement upon the giving of written notice of such termination to the other party, if:

                          (a) the Closing has not occurred on or prior to August 31, 1995; or

                          (b) the sum of the aggregate of claimed Material Adverse Affects or Material Adverse Affects Values Seller and Buyer propose to refer to the consultant under Section 9.4(b) above, or the sum of the aggregate of claimed Title Defects or proposed Title Defect Values Seller and Buyer propose to refer to the consultant under Section 10.2 above, or the sum of the aggregate of claimed Adverse Environmental Conditions or Remediation Values Seller and Buyer propose to refer to the consultant under Section 11.5 above exceeds 15% of the Purchase Price, based upon Seller's assigned Title Defect Value or Material Adverse Affects Value; or

                          (c) the sum of the aggregate Material Adverse Affect Values and/or Allocated Values of excluded Properties under Section 9.4(c) plus the aggregate Defect Values and/or Allocated Values of excluded Properties under Section 10.3 plus the aggregate Remediation Values and/or Allocated Values of excluded Properties under Section 11.6(a)(ii) exceeds 10% of the Purchase Price; or

                          (d) the aggregate of the Deficiency Payments and/or reductions in the Purchase Price under Section 18 exceeds 10% of the Purchase Price;

                 in which case neither party shall have any further liability or obligation to the other hereunder except as regards obligations imposed by any confidentiality agreement, which shall survive such termination and be enforceable in accordance with the terms thereof.

                 19.2     SOLE REMEDY OF BUYER PRIOR TO CLOSING.   If at any
         time prior to Closing, (a) any of the representations and warranties made herein by Seller are materially incorrect or (b) Seller fails to fully and timely comply with any of Seller's agreements and covenants as set forth herein or as required by applicable law, Buyer's sole and exclusive remedy against Seller shall be to terminate this Agreement (unless an alternative remedy shall be mutually agreed upon between Buyer and Seller).


         20. SELLER'S ELECTION TO EFFECT IRC Section 1031 EXCHANGE. In the event Seller so elects, Buyer agrees to accommodate Seller in effecting a tax-deferred exchange under Internal Revenue Code Section 1031, as amended. Seller shall have the right to elect this tax-deferred exchange at any time prior to the date of Closing. If Seller elects to effect a tax deferred exchange, Buyer agrees to execute additional escrow instructions, documents, agreements, or instruments to effect the exchange, provided that Buyer shall incur no additional costs, expenses, fees or liabilities as a result of or connected with the exchange.


         21. FURTHER ASSURANCES. After the Closing, Seller and Buyer shall execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and take such other action as may be reasonably necessary or advisable to carry out their obligations under this Agreement and under any schedule, document, certificate or other instrument delivered pursuant hereto. Seller shall use its best efforts to obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement that are customarily obtained after Closing, provided that Seller shall not be required to expend any funds to obtain such approvals and consents.


         22. ACCESS TO RECORDS. As soon as practicable after Closing, Seller shall deliver to Buyer, at Seller's address, or at such other place as any of same may be kept, the originals of all Data, except that Seller may retain the originals of all Data which relates to properties other than the Properties being sold herein, in which case Seller shall deliver duplicate copies of any such retained originals to Buyer. For a period of six (6) years after the date of Closing, Buyer will retain the Data delivered to it pursuant hereto and will make such Data available to Seller upon reasonable notice at Buyer's headquarters at reasonable times and during office hours. Buyer shall notify Seller in writing within thirty (30) days of the sale to a third party of all or any part of the Properties which involves the transfer of any of the Data of the name and address of the buyer(s) in any such sale. Buyer shall require as part of any such sales transaction that such third party assume the obligations imposed on Buyer in this Section 22.

         23.     USE OF SONAT NAME.   Buyer agrees that, as soon as practicable
after the Closing, it will remove or cause to be removed the names and marks "Sonat", "Sonat Exploration Company", and all variations and derivatives thereof and logos relating thereto from the Properties of which it has assumed operations and will not thereafter make any use whatsoever of such names, marks, and logos.

         24.     NOTICES.   All notices required or permitted under this
Agreement shall be in writing and shall be delivered personally or by telecopier as follows:

                                  Seller:  Sonat ExplorationCompany
                                           P. O. Box 1513
                                           Houston, Texas  77251-1513
                                           Telephone:  (713) 940-4048
                                           Fax/Telecopier:  (713) 850-3764
                                           Attention: Assistant General Counsel

                                  Buyer:   Comstock Resources, Inc.
                                           5005 LBJ Freeway, Suite 1000
                                           Dallas, Texas 75244
                                           Telephone: (214) 701-2000
                                           Fax/Telecopier: (214) 701-2001
                                           Attention: Mr. M. Jay Allison
                                           President and Chief Executive Officer

or to such other place within the United States of America as either Seller or Buyer may designate as to themselves by written notice to the other. All notices given by personal delivery or mail shall be effective on the date of actual receipt at the appropriate address. Notice given by telecopier shall be effective upon actual receipt if received during recipient's normal business hours or at the beginning of the next business day after receipt if received after the recipient's normal business hours. All notices by telecopier shall be confirmed promptly after transmission, by certified mail or personal delivery.

         25.     GOVERNING LAW.   This Agreement shall be governed by and
construed in accordance with the laws of the State of Texas.

         26.     ASSIGNMENT.   This Agreement shall be binding upon and shall
inure to the benefit of the parties hereto; it shall not, however, be assignable by Buyer without Seller's prior written consent, except for an assignment or assignments to Comstock Oil & Gas, Inc. and/or Comstock Oil & Gas-Louisiana, Inc. (collectively, Subsidiaries), which assignments are expressly approved, on the condition that Buyer not be released from its obligations to Seller hereunder. Prior to any such assignment by Buyer, Buyer and the Subsidiaries will execute the form of Assumption and Guaranty set forth on Schedule 26.

         27.     ENTIRE AGREEMENT; AMENDMENTS; WAIVERS.   This Agreement
constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter. This Agreement may not be amended and no rights hereunder may be waived except by a written document signed by the party to be charged with such amendment or waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereto (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         28.     HEADINGS.   The headings of the articles and sections of this
Agreement and any listing of its contents are for guidance and convenience of reference only and shall not limit or otherwise affect any of the terms or provisions of this Agreement.


         29.     COUNTERPARTS.   This Agreement may be executed by Buyer and
Seller in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

         30. EXPENSES, FEES AND TAXES. Each of the parties hereto shall pay its own fees and expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby, including broker fees. Buyer shall be responsible for all filing fees associated with the HSR Act Notification and report form. Buyer shall be responsible for the cost of all fees for the recording of transfer documents. All other costs shall be borne by the party incurring them. Notwithstanding anything to the contrary herein, it is acknowledged and agreed by and between Seller and Buyer that the Purchase Price excludes any sales taxes or other taxes in connection with the transfer of property pursuant to this Agreement. If a determination is ever made that a sales tax or other transfer tax applies, Buyer shall be liable for such tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamps or taxes imposed on any transfer of property pursuant to this Agreement. Buyer shall indemnify and hold Seller harmless with respect to the payment of any of such taxes, including any interest or penalties assessed thereon. Ad valorem taxes assessed against the interests transferred in the Properties, based upon the valuation of personal property or reserves, shall be allocated pro rata between Seller and Buyer on the basis of the number of months before and after the Effective Time within the applicable tax period.

         31. LAWS AND REGULATIONS. From and after the Closing, (a) Buyer shall comply with all applicable laws, ordinances, rules and regulations and shall properly obtain and maintain all permits required by public authorities with regard to the Properties, and shall provide and maintain with the applicable regulatory agency(ies) all required bonds, and (b) Buyer shall assume all of Seller's obligations with regard the abandonment of all Wells, and abandonment of the leasehold property including, where applicable, the plugging of Wells and the restoration of the surface as completely as practicable and/or in compliance with all applicable laws, rules, regulations and in compliance with all leases and other agreements affecting the Properties, and shall indemnify and hold Seller harmless with respect to any and all of those obligations. Such obligations shall survive the Closing and Buyer shall remain liable therefor as regards Seller even if Buyer shall assign, sell or transfer the Properties to a third party.

         32. PUBLIC ANNOUNCEMENTS. Prior to making any public announcement or statement with respect to the transactions contemplated in this Agreement, except for disclosures contained in any contract or agreement affecting any Property required to be made in this Agreement, Seller and Buyer shall consult with each other and exercise their best efforts to agree upon the text of any public announcement or statement. Nothing contained in this Section shall be construed to require either party to obtain approval of the other party hereto to disclose information with respect to the transactions contemplated in this Agreement to any state or federal governmental authority or agency to the extent required by applicable laws or necessary to comply with the disclosure requirements of any stock exchange having jurisdiction over the disclosing party.

         33.     SCHEDULES.   The following Schedules are incorporated herein
and are a part hereof.

                 Schedule 1.1          - Wells

                 Schedule 1.2          - Leases

                 Schedule 4.4          - Defaults

                 Schedule 4.5          -  Preferential Purchase Rights/Consents

                 Schedule 4.6          -  Litigation and Claims

                 Schedule 4.8          -  Imbalances

                 Schedule 4.9          -  Overproduction

                 Schedule 4.10         -  Lien and Encumbrances

                 Schedule 4.11         -  Environmental Matters

                 Schedule 4.12         - Tax Partnerships

                 Schedule 4.13         -  Unplugged Wellbores

                 Schedule 13.2.1       -  Form of Assignment, Bill of Sale and
                                          Conveyance

                 Schedule 26           -  Form of Assumption and Guaranty

         Executed as of the date set forth above.

                             SELLER

                             SONAT EXPLORATION COMPANY



                             By:  /s/  DONN R. BYRNE
                                 ------------------------------------------
                                       Donn R. Byrne
                                       Vice President

                             BUYER

                             COMSTOCK RESOURCES, INC.



                             By:  /s/  M. JAY ALLISON
                                 ------------------------------------------
                                       M. Jay Allison
                                       President and Chief Executive Officer